Exhibit 99.1

Antero Resources Announces Second Quarter 2026 Financial and Operating Results

Denver, Colorado, July 29, 2026—Antero Resources Corporation (NYSE: AR) (“Antero Resources,” “Antero,” or the “Company”) today announced its second quarter 2026 financial and operating results. The relevant consolidated financial statements are included in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

Highlights:

●	Net production was a company record and above guidance at over 4.1 Bcfe/d, an increase of 21% from the year ago period
●	Net income was $279 million and Adjusted Net Income was $236 million (Non-GAAP)
●	Adjusted EBITDAX was $595 million (Non-GAAP), an increase of 57% compared to the prior year period
●	Net cash provided by operating activities was $439 million
●	Total cash operating costs were at the low end of the guidance range at $2.38 per Mcfe, a decrease of $0.29 per Mcfe, or 11%, from the year ago period
●	Adjusted Free Cash Flow before changes in working capital was $220 million (Non-GAAP), an increase of 41% compared to the year ago period
●	Purchased 1.1 million shares for approximately $38 million during the quarter
●	Completed $315 million of strategic acquisitions in July 2026 in Antero’s core Marcellus footprint, including 125 MMcfe/d of net production and 15 net drilling locations
●	Reversion of the overriding royalty interests results in an expected $60 million increase in annualized future cash, or a $0.04 per Mcfe margin uplift

2026 Guidance Updates:

●	Increasing production guidance to a range of 4.15 to 4.2 Bcfe/d for the full year 2026
●	Increasing C2 NGL realized price premium to Mont Belvieu to $2.50 to $3.00 per Bbl
●	Decreasing cash production expense guidance to a range of $2.20 to $2.30 per Mcfe
●	Decreasing the realized natural gas price premium to NYMEX to a range of $0.05 to $0.15 per Mcfe

Michael Kennedy, CEO and President of Antero Resources commented, “The second quarter of 2026 reflects the first full quarter following our acquisition of HG Energy. Our quarterly results highlight the substantial benefits from this transaction. Our production base increased by more than 20% from a year ago and our cost structure declined by over 10%. In combination with the strategic acquisitions we completed this July, we expect our per unit costs to continue to decline into year end. Further, while the region’s gross production has remained flat, net production to Antero is expected to exit the year over 25% higher than the prior year.”

Mr. Kennedy continued, “Our improved competitive position provides us with great visibility and confidence in our Free Cash Flow, which supported the accelerated timing of our share repurchase program. During the second quarter we purchased 1.1 million shares for $38 million and we plan to continue being countercyclical with our buybacks when we see opportunities.”

Brendan Krueger, CFO of Antero Resources said, “Our recently announced cost reduction initiative is expected to decrease our cost structure by $0.70 per Mcfe from 2025 levels, or 25% in total by year-end 2028. With the integration of HG Energy, we are already nearly halfway towards achieving this target. Lower cash costs will drive significant increases in per unit margins. Additionally, when combining this lower cost structure with our liquids product diversification and hedging strategy, we expect a substantial reduction in cash flow volatility going forward. This was highlighted through our second quarter 2026 results where the Henry Hub natural gas price declined 16% from the year ago period, while our adjusted EBITDAX increased 57%.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Adjusted Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

2026 Guidance Update

Antero is increasing its full year 2026 production guidance to a range of 4.15 to 4.2 Bcfe/d, to reflect strong performance year-to-date and the acquisitions made in July 2026. Antero is forecasting 5 Bcfe of curtailments in the third quarter of 2026 and expects third quarter production to average 4.25 to 4.3 Bcfe/d with fourth quarter production increasing to an average of 4.4 to 4.5 Bcfe/d.

Cash production expense guidance was lowered to a range of $2.20 to $2.30 per Mcfe, reflecting the HG Energy integration and optimization of firm transportation agreements. Realized natural gas price premium to NYMEX was lowered primarily to reflect the optimization of the firm transportation arrangements.

Revised 2026 Guidance	Low	High
Net Daily Natural Gas Equivalent Production (Bcfe/d)	4.15	4.2
Cash Production Expense ($/Mcfe)	$2.20	$2.30
Natural Gas Realized Price Premium vs. NYMEX Henry Hub ($/Mcf)	$0.05	$0.15
C2 NGL Realized Price Premium to Mont Belvieu ($/Bbl)	$2.50	$3.00

Note: Any 2026 guidance items not discussed in this release are unchanged from previously stated guidance.

Strategic Updates

Antero acquired properties in its West Virginia development footprint for approximately $315 million. These acquired properties include approximately 125 MMcfe/d of net production and 3,500 net undeveloped acres supporting 15 net undeveloped locations.

On June 30, 2026 Antero dissolved the Martica override entity. The Martica transaction was entered into in 2020 and included overriding royalty interests in Antero’s development program. Following return thresholds being achieved in the second quarter of 2026, these overriding royalty interests reverted to Antero. This is expected to result in a $60 million increase in annualized cash flow to Antero, or a $0.04 per Mcfe margin uplift, commencing in the third quarter of 2026.

Cash Cost Reduction Initiative

In June 2026, Antero announced a cash cost reduction initiative. Through this plan, the Company expects to reduce cash costs by $0.70 per Mcfe from full year 2025 to year end 2028. As a result of the lower cost structure, Antero expects to improve EBITDAX margins by $0.35 per Mcfe. These cost reductions and margin enhancements are expected to be driven primarily by the integration of HG Energy, natural gas and liquids firm transportation commitment optimization and increased dry gas development.

Share Repurchase Program

During the quarter, Antero purchased 1.1 million shares for approximately $38 million, for an average weighted price of $34.25 per share. Antero has approximately $880 million of capacity remaining under its share repurchase program.

Natural Gas Hedge Program

The following tables detail Antero’s natural gas swap and collar hedge position as of the publication of July 29, 2026. For more information on Antero’s hedge portfolio, including basis hedges, please see the presentation titled “Hedges and Guidance Presentation” on the Company’s website.

Swaps	Natural Gas (MMBtu/d)	Weighted Average Index Price ($/MMBtu)
July – December 2026 NYMEX Henry Hub Swap	1,390,000	$3.90
2027 NYMEX Henry Hub Swap	1,000,000	$3.84

		Weighted Average Index
Collars	Natural Gas (MMBtu/d)	Floor Price ($/MMBtu)	Ceiling Price ($/MMBtu)
July – December 2026 NYMEX Henry Hub Costless Collars	577,000	$3.26	$5.66
2027 NYMEX Henry Hub Costless Collars	80,000	$3.52	$4.63

Adjusted Free Cash Flow

During the second quarter of 2026, Adjusted Free Cash Flow before changes in working capital was $220 million.

	Three Months Ended June 30,
	2025	2026
Net cash provided by operating activities	$492,358	438,849
Less: Capital expenditures	(208,409)	(340,716)
Less: Distributions to non-controlling interests in Martica	(21,512)	(7,346)
Plus: Transaction expense	—	1,903
Adjusted Free Cash Flow	$262,437	92,690
Changes in Working Capital	(106,165)	127,069
Adjusted Free Cash Flow before Changes in Working Capital	$156,272	219,759

Second Quarter 2026 Financial Results

Net daily natural gas equivalent production in the second quarter averaged 4.1 Bcfe/d, including 216 MBbl/d of liquids. Antero’s average realized natural gas price before hedges was $2.66 per Mcf. Antero’s average realized C3+ NGL price before hedges was $44.33 per barrel and its C2+ NGL price before hedges was $31.06 per barrel.

The following table details average net production and average realized prices for the three months ended June 30, 2026:

	Three Months Ended June 30, 2026
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	C2 NGLs (Bbl/d)	Combined Natural Gas Equivalent (MMcfe/d)
Average Net Production	2,847	8,330	121,132	86,769	4,144

	Three Months Ended June 30, 2026
Average Realized Prices	Natural Gas ($/Mcf)	Oil ($/Bbl)	C3+ NGLs ($/Bbl)	C2 NGLs ($/Bbl)	Combined Natural Gas Equivalent ($/Mcfe)
Average realized prices before settled derivatives	$2.66	78.60	44.33	12.54	3.54
Index price (1)	$2.90	93.00	45.26	8.96	2.90
Premium / (Discount) to Index price	$(0.24)	(14.40)	(0.93)	3.58	0.64
Settled commodity derivatives	$0.52	—	(0.01)	—	0.36
Average realized prices after settled derivatives	$3.18	78.60	44.32	12.54	3.90
Premium / (Discount) to Index price	$0.28	(14.40)	(0.94)	3.58	1.00

(1)	Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, for more information on these index and average realized prices.

Cash production expense, which includes lease operating, gathering, compression, processing and transportation and production and ad valorem taxes was $2.22 per Mcfe in the second quarter, as compared to $2.48 per Mcfe during the second quarter of 2025. The decrease compared to the prior year reflects a full quarter of the HG Energy assets. Net marketing expense was $0.04 per Mcfe during the second quarter of 2026, compared to $0.06 per Mcfe during the second quarter of 2025.

Operating Results

Antero placed 26 Marcellus wells to sales during the second quarter with an average lateral length of 13,323 feet. 21 of these wells have been online for approximately 60 days with an average rate per well of 25 MMcfe/d, including 975 Bbl/d of liquids per well assuming 25% ethane recovery. In addition, Antero had a number of notable company operating achievements, including:

●	A 5-well pad which was Antero’s first dry gas pad in over 12 years, has been producing at 125 MMcf/d without declines, for over 60 days. Antero estimates the Estimated Ultimate Recovery (“EUR”) of these wells will be more than 2.0 Bcf per 1,000 feet, a 70% improvement compared to the 1.2 Bcf per 1,000 feet average EUR when the Company last drilled in this dry gas area.

●	Drilled the longest lateral in company history at over 24,000 feet. This well was located on the recently acquired HG Energy acreage.

Second Quarter 2026 Capital Investment

Antero’s drilling and completion capital expenditures for the three months ended June 30, 2026 were $297 million. In addition to capital invested in drilling and completion activities, the Company invested $29 million in land during the second quarter. Through this investment, Antero added approximately 5,000 net acres, representing 20 incremental net drilling locations at an average cost of approximately $650,000 per location.

Conference Call

A conference call is scheduled on Thursday, July 30, 2026 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or +1 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, August 6, 2026 at 9:00 am MT at 877-660-6853 (U.S.) or +1 201-612-7415 (International) using the conference ID: 13758945. To access the live webcast and view the related earnings conference call presentation, visit Antero's website at www.anteroresources.com. The webcast will be archived for replay until Thursday, August 6, 2026 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures

Adjusted Net Income

Adjusted Net Income as set forth in this release represents net income, adjusted for certain items. Antero believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income. The following table reconciles net income to Adjusted Net Income (in thousands):

	Three Months Ended June 30,
	2025	2026
Net income and comprehensive income attributable to Antero Resources Corporation	$156,585	278,657
Net income and comprehensive income attributable to noncontrolling interests	9,988	7,760
Unrealized commodity derivative gains	(59,763)	(26,412)
Amortization of deferred revenue, VPP	(6,298)	(5,860)
Loss (gain) on sale of assets	546	(14,616)
Impairment of property and equipment	6,297	4,455
Equity-based compensation	15,855	13,266
Loss on early extinguishment of debt	729	—
Equity in earnings of unconsolidated affiliate	(30,563)	(29,379)
Contract termination and loss contingency	13,596	1,659
Transaction expense	—	1,903
Tax effect of reconciling items (1)	13,021	12,094
	119,993	243,527
Martica adjustments (2)	(9,988)	(7,760)
Adjusted Net Income	$110,005	235,767

Diluted Weighted Average Common Shares Outstanding	313,184	310,643

(1)	Deferred taxes were approximately 22% for 2025 and 2026.
(2)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above

Net Debt

Net Debt is calculated as total debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	December 31, 2025	June 30, 2026
Commercial paper	$—	182,000
Credit Facility	438,600	2,700
Term Loan	—	1,100,000
7.625% senior notes due 2029	365,353	—
5.375% senior notes due 2030	600,000	600,000
5.400% senior notes due 2036	—	750,000
Unamortized debt issuance costs	(5,977)	(20,442)
Total debt	$1,397,976	2,614,258
Less: Cash, cash equivalents and restricted cash	(210,000)	—
Net Debt	$1,187,976	2,614,258

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow or as a measure of liquidity. The Company defines Adjusted Free Cash Flow as net cash provided by operating activities, less capital expenditures, which includes additions to unproved properties, drilling and completion costs and additions to other property and equipment, less distributions to non-controlling interests in Martica, plus transaction expenses.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Adjusted Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Adjusted Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities, service or incur additional debt and estimate our ability to return capital to shareholders. There are significant limitations to using Adjusted Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted Free Cash Flow reported by different companies. Adjusted Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income, adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

●	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;
●	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;
●	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting; and
●	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The GAAP measures most directly comparable to Adjusted EBITDAX are net income and net cash provided by operating activities. The following table represents a reconciliation of Antero’s net income, including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our condensed consolidated statements of cash flows, in each case, for the three months ended June 30, 2025 and 2026 (in thousands). Adjusted EBITDAX also excludes the noncontrolling interests in Martica, and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended June 30,
	2025	2026
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$156,585	278,657
Net income and comprehensive income attributable to noncontrolling interests	9,988	7,760
Unrealized commodity derivative (gains) losses	(59,763)	(26,412)
Amortization of deferred revenue, VPP	(6,298)	(5,860)
Loss (gain) on sale of assets	546	(14,616)
Interest expense, net	19,954	37,520
Loss on early extinguishment of debt	729	—
Income tax expense	48,190	78,998
Depletion, depreciation, amortization and accretion	188,531	228,237
Impairment of property and equipment	6,297	4,455
Exploration expense	648	904
Equity-based compensation expense	15,855	13,266
Equity in earnings of unconsolidated affiliate	(30,563)	(29,379)
Dividends from unconsolidated affiliate	31,314	31,314
Contract termination, loss contingency and settlements	13,596	1,659
Transaction expense and other	31	2,037
	395,640	608,540
Martica related adjustments (1)	(16,176)	(13,103)
Adjusted EBITDAX	$379,464	595,437

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$379,464	595,437
Martica related adjustments (1)	16,176	13,103
Interest expense, net	(19,954)	(37,520)
Amortization of debt issuance costs and other	356	533
Exploration expense	(648)	(904)
Changes in current assets and liabilities	116,475	(117,274)
Contract termination, loss contingency and settlements	(287)	(10,343)
Transaction expense and other	776	(4,183)
Net cash provided by operating activities	$492,358	438,849

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Twelve
Months Ended
June 30, 2026
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$1,083,735
Net income and comprehensive income attributable to noncontrolling interests	39,423
Unrealized commodity derivative gains	(355,578)
Amortization of deferred revenue, VPP	(24,391)
Gain on sale of assets	(60,803)
Interest expense, net	114,843
Loss on early extinguishment of debt	6,742
Income tax expense	337,783
Depletion, depreciation, amortization, and accretion	813,284
Impairment of property and equipment	22,846
Exploration	3,370
Equity-based compensation expense	54,811
Equity in earnings of unconsolidated affiliate	(98,757)
Dividends from unconsolidated affiliate	125,255
Contract termination, loss contingency and settlements	29,418
Transaction expense and other	28,954
2,120,935
Martica related adjustments (1)	(61,695)
Adjusted EBITDAX	$2,059,240

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended June 30,
	2025	2026
Drilling and completion costs (cash basis)	$181,200	307,821
Change in accrued capital costs	(10,531)	(11,319)
Adjusted drilling and completion costs (accrual basis)	$170,669	296,502

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

This release includes "forward-looking statements." Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” “goal,” or “target,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding our financial strategy, future operating results, financial position, estimated revenues and losses, our ability to integrate acquired assets and achieve the intended operational, financial and strategic benefits from any such transactions, projected costs, estimated realized natural gas, NGL and oil prices, prospects, plans and objectives of management, return of capital program, expected results, impacts of geopolitical events, including the conflicts in Ukraine, Venezuela and in the Middle East, and world health events, future commodity prices, future production targets, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, expected drilling and development plans, projected well costs and cost savings initiatives, operations of Antero Midstream, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, the impact of recently enacted legislation, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incidental to our business, most of which are difficult to predict and many of which are beyond Antero Resources’ control. These risks include, but are not limited to, risks associated with the successful integration and future performance of acquired assets and operations, commodity price volatility, inflation, supply chain or other disruption, availability and cost of drilling, completion and production equipment and services, environmental risks, drilling and completion and other operating risks, marketing and transportation risks, regulatory changes or changes in law, changes in emission calculation methods, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flows and access to capital, the timing of development expenditures, conflicts of interest among our stockholders, impacts of geopolitical events, including the conflicts in Ukraine, Venezuela and the Middle East, and world health events, cybersecurity risks, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading “Risk Factors” in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2025 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

“EUR,” or estimated ultimate recovery, refers to our management’s estimates of hydrocarbon quantities that may be recovered from a well completed as a producer in the area. These quantities may not necessarily constitute or represent reserves within the meaning of the U.S. Securities and Exchange Commission’s oil and natural gas disclosure rules. Actual quantities that may be recovered could differ substantially.

For more information, contact Daniel Katzenberg, Vice President - Investor Relations of Antero Resources at (303) 357-7219 or dkatzenberg@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	June 30,
	2025	2026
Assets
Current assets:
Restricted cash	$210,000	—
Accounts receivable	33,773	25,064
Accrued revenue	473,453	458,197
Derivative instruments	68,913	180,848
Prepaid expenses	14,554	12,807
Current assets held for sale	20,269	—
Other current assets	10,818	16,654
Total current assets	831,780	693,570
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	796,705	1,124,479
Proved properties	14,049,003	16,976,193
Other property and equipment	113,020	125,054
	14,958,728	18,225,726
Less accumulated depletion, depreciation and amortization	(5,753,416)	(6,082,594)
Property and equipment, net	9,205,312	12,143,132
Operating leases right-of-use assets	2,132,509	2,005,573
Derivative instruments	12,524	50,767
Investment in unconsolidated affiliate	245,653	259,313
Assets held for sale	754,737	—
Other assets	62,892	80,279
Total assets	$13,245,407	15,232,634
Liabilities and Equity
Current liabilities:
Accounts payable	$49,514	45,468
Accounts payable, related parties	101,454	130,082
Accrued liabilities	338,847	359,272
Revenue distributions payable	384,777	443,186
Commercial paper	—	182,000
Derivative instruments	—	1,913
Short-term lease liabilities	516,256	531,669
Deferred revenue, VPP	23,502	23,793
Current liabilities held for sale	62,310	—
Other current liabilities	26,653	11,382
Total current liabilities	1,503,313	1,728,765
Long-term liabilities:
Long-term debt	1,397,976	2,432,258
Deferred income tax liability, net	907,306	1,218,788
Derivative instruments	—	1,613
Long-term lease liabilities	1,612,288	1,469,378
Deferred revenue, VPP	11,946	—
Liabilities held for sale	39,789	—
Other liabilities	57,140	64,929
Total liabilities	5,529,758	6,915,731
Commitments and contingencies
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 308,510 and 308,739 shares issued and outstanding as of December 31, 2025 and June 30, 2026, respectively	3,085	3,087
Additional paid-in capital	5,865,447	5,834,394
Retained earnings	1,682,295	2,479,422
Total stockholders' equity	7,550,827	8,316,903
Noncontrolling interests	164,822	—
Total equity	7,715,649	8,316,903
Total liabilities and equity	$13,245,407	15,232,634

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2025	2026
Revenue and other:
Natural gas sales	$688,753	688,478
Natural gas liquids sales	480,757	587,714
Oil sales	33,700	59,579
Commodity derivative fair value gains	53,409	160,633
Marketing	33,743	56,066
Amortization of deferred revenue, VPP	6,298	5,860
Other revenue and income	833	1,512
Total revenue	1,297,493	1,559,842
Operating expenses:
Lease operating	37,244	48,148
Gathering, compression, processing and transportation	701,722	748,181
Production and ad valorem taxes	34,830	37,535
Marketing	51,988	72,059
Exploration	648	904
General and administrative (including equity-based compensation expense of $15,855 and $13,266 in 2025 and 2026, respectively)	57,183	57,795
Depletion, depreciation and amortization	187,589	227,254
Impairment of property and equipment	6,297	4,455
Accretion of asset retirement obligations	942	983
Contract termination, loss contingency and settlements	13,596	1,659
Loss (gain) on sale of assets	546	(14,616)
Other operating expense	25	26
Total operating expenses	1,092,610	1,184,383
Operating income	204,883	375,459
Other income (expense):
Interest expense, net	(19,954)	(37,520)
Equity in earnings of unconsolidated affiliate	30,563	29,379
Loss on early extinguishment of debt	(729)	—
Transaction expense	—	(1,903)
Total other income (expense)	9,880	(10,044)
Income before income taxes	214,763	365,415
Income tax expense	(48,190)	(78,998)
Net income and comprehensive income including noncontrolling interests	166,573	286,417
Less: net income and comprehensive income attributable to noncontrolling interests	9,988	7,760
Net income and comprehensive income attributable to Antero Resources Corporation	$156,585	278,657

Net income per common share—basic	$0.50	0.90
Net income per common share—diluted	$0.50	0.90

Weighted average number of common shares outstanding:
Basic	310,323	309,712
Diluted	313,184	310,643

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2025	2026
Cash flows provided by (used in) operating activities:
Net income including noncontrolling interests	$386,039	834,630
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	375,822	435,539
Impairment of property and equipment	11,915	5,403
Commodity derivative fair value losses (gains)	18,262	(195,656)
Losses on settled commodity derivatives	(17,371)	(30,914)
Deferred income tax expense	102,475	220,675
Equity-based compensation expense	31,000	24,999
Equity in earnings of unconsolidated affiliate	(59,224)	(59,497)
Dividends of earnings from unconsolidated affiliate	62,628	62,628
Amortization of deferred revenue	(12,528)	(11,655)
Amortization of debt issuance costs and other	823	953
Settlement of asset retirement obligations	(71)	(110)
Contract termination, loss contingency and settlements	12,001	2,153
Gain on sale of assets	(29)	(60,566)
Loss on early extinguishment of debt	3,628	6,742
Changes in current assets and liabilities:
Accounts receivable	2,763	8,721
Accrued revenue	85,718	31,866
Prepaid expenses and other current assets	(8,382)	10,832
Accounts payable including related parties	(15,139)	23,815
Accrued liabilities	(85,528)	(39,486)
Revenue distributions payable	48,121	41,811
Other current liabilities	7,174	(14,976)
Net cash provided by operating activities	950,097	1,297,907
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(56,640)	(45,551)
Drilling and completion costs	(356,334)	(492,372)
Additions to other property and equipment	(1,580)	(8,894)
Acquisition of HG Production	—	(2,803,195)
Acquisitions of oil and gas properties	—	(7,631)
Proceeds from asset sales	11,522	756,986
Change in other assets	(2,348)	(24,066)
Net cash used in investing activities	(405,380)	(2,624,723)
Cash flows provided by (used in) financing activities:
Issuances and borrowings of debt	2,291,800	5,521,550
Repayments of debt.	(2,686,733)	(4,295,447)
Repurchases of common stock	(84,966)	(37,890)
Payment of debt issuance costs	—	(10,838)
Distributions to noncontrolling interests in Martica Holdings LLC	(37,481)	(24,996)
Employee tax withholding for settlement of equity-based compensation awards	(26,618)	(34,906)
Other	(719)	(657)
Net cash provided by (used in) financing activities	(544,717)	1,116,816
Net decrease in cash, cash equivalents and restricted cash	—	(210,000)
Cash, cash equivalents and restricted cash, beginning of period	—	210,000
Cash, cash equivalents and restricted cash, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$48,043	69,988
Increase (decrease) in accounts payable, accrued liabilities and other current liabilities for additions to property and equipment	$(29,581)	34,482
In-kind liquidating distribution to noncontrolling interests	$—	160,583

The following table sets forth selected financial data for the three months ended June 30, 2025 and 2026 (in thousands):

	(Unaudited)
	Three Months Ended		Amount of
	June 30,		Increase	Percent
	2025	2026	(Decrease)	Change
Revenue and other:
Natural gas sales	$688,753	688,478	(275)	*
Natural gas liquids sales	480,757	587,714	106,957	22%
Oil sales	33,700	59,579	25,879	77%
Commodity derivative fair value gains	53,409	160,633	107,224	201%
Marketing	33,743	56,066	22,323	66%
Amortization of deferred revenue, VPP	6,298	5,860	(438)	(7)%
Other revenue and income	833	1,512	679	82%
Total revenue	1,297,493	1,559,842	262,349	20%
Operating expenses:
Lease operating	37,244	48,148	10,904	29%
Gathering and compression	236,830	270,225	33,395	14%
Processing	284,040	292,745	8,705	3%
Transportation	180,852	185,211	4,359	2%
Production and ad valorem taxes	34,830	37,535	2,705	8%
Marketing	51,988	72,059	20,071	39%
Exploration	648	904	256	40%
General and administrative (excluding equity-based compensation)	41,328	44,529	3,201	8%
Equity-based compensation	15,855	13,266	(2,589)	(16)%
Depletion, depreciation and amortization	187,589	227,254	39,665	21%
Impairment of property and equipment	6,297	4,455	(1,842)	(29)%
Accretion of asset retirement obligations	942	983	41	4%
Contract termination, loss contingency and settlements	13,596	1,659	(11,937)	(88)%
Loss (gain) on sale of assets	546	(14,616)	(15,162)	*
Other operating expense	25	26	1	4%
Total operating expenses	1,092,610	1,184,383	91,773	8%
Operating income	204,883	375,459	170,576	83%
Other income (expenses):
Interest expense, net	(19,954)	(37,520)	(17,566)	88%
Equity in earnings of unconsolidated affiliate	30,563	29,379	(1,184)	(4)%
Loss on early extinguishment of debt	(729)	—	729	*
Transaction expenses	—	(1,903)	(1,903)	*
Total other income (expense)	9,880	(10,044)	(19,924)	*
Income before income taxes	214,763	365,415	150,652	70%
Income tax expense	(48,190)	(78,998)	(30,808)	64%
Net income and comprehensive income including noncontrolling interests	166,573	286,417	119,844	72%
Less: net income and comprehensive income attributable to noncontrolling interests	9,988	7,760	(2,228)	(22)%
Net income and comprehensive income attributable to Antero Resources Corporation	$156,585	278,657	122,072	78%

Adjusted EBITDAX	$379,464	595,437	215,973	57%

* Not meaningful

The following table sets forth selected operating data for the three months ended June 30, 2025 and 2026:

	Three Months Ended		Amount of
	June 30,		Increase	Percent
	2025	2026	(Decrease)	Change
Production data (1) (2):
Natural gas (Bcf)	203	259	56	28%
C2 Ethane (MBbl)	6,924	7,896	972	14%
C3+ NGLs (MBbl)	10,608	11,023	415	4%
Oil (MBbl)	672	758	86	13%
Combined (Bcfe)	312	377	65	21%
Daily combined production (MMcfe/d)	3,430	4,144	714	21%
Average prices before effects of derivative settlements (3):
Natural gas (per Mcf)	$3.39	2.66	(0.73)	(22)%
C2 Ethane (per Bbl) (4)	$11.34	12.54	1.20	11%
C3+ NGLs (per Bbl)	$37.92	44.33	6.41	17%
Oil (per Bbl)	$50.15	78.60	28.45	57%
Weighted Average Combined (per Mcfe)	$3.85	3.54	(0.31)	(8)%
Average realized prices after effects of derivative settlements (3):
Natural gas (per Mcf)	$3.36	3.18	(0.18)	(5)%
C2 Ethane (per Bbl) (4)	$11.34	12.54	1.20	11%
C3+ NGLs (per Bbl)	$37.92	44.32	6.40	17%
Oil (per Bbl)	$50.15	78.60	28.45	57%
Weighted Average Combined (per Mcfe)	$3.83	3.90	0.07	2%
Average costs (per Mcfe):
Lease operating	$0.12	0.13	0.01	8%
Gathering and compression	$0.76	0.72	(0.04)	(5)%
Processing	$0.91	0.78	(0.13)	(14)%
Transportation	$0.58	0.49	(0.09)	(16)%
Production and ad valorem taxes	$0.11	0.10	(0.01)	(9)%
Marketing expense, net	$0.06	0.04	(0.02)	(33)%
General and administrative (excluding equity-based compensation)	$0.13	0.12	(0.01)	(8)%
Depletion, depreciation, amortization and accretion	$0.60	0.61	0.01	2%

* Not meaningful

(1)	Production data excludes volumes related to VPP transaction.
(2)	Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and may not reflect their relative economic value.
(3)	Average prices reflect the before and after effects of our settled commodity derivatives. Our calculation of such after effects includes gains (losses) on settlements of commodity derivatives, which do not qualify for hedge accounting because we do not designate or document them as hedges for accounting purposes.
(4)	The average realized price for the three months ended June 30, 2025 includes $0.5 million of proceeds related to a take-or-pay contract. Excluding the effect of these proceeds, the average realized price for ethane before and after the effects of derivatives for the three months ended June 30, 2025 would have been $11.27 per Bbl.